Exhibit 3.2.21

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

NANDO CANADA LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Limited Liability Company Operating Agreement (the “Agreement”) is made and entered into effective as of November 30, 2001 (the “Effective Date”), by McClatchy Management Services, Inc., a Delaware corporation (the “Member”), as the sole member.

1. Formation. The Company was formed on November 30, 2001 upon the filing of the Company’s Certificate of Formation in the office of the Secretary of State of the State of Delaware. The rights and obligations of the Member and the terms and conditions of the Company shall be governed by the Act and this Agreement. To the extent the provisions of the Delaware Limited Liability Company Act, Sections 18-101, et seq., of Title 8, Chapter 18 of the Delaware Laws, as amended from time to time (the “Act”) and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern, but only to the extent permitted by law.

2. Name. The name of the Company shall be Nando Canada LLC.

3. Purpose. The purpose of the Company is to engage in any lawful activity that a limited liability company may carry on under the Act. Nothing in this Agreement shall prohibit the Member from engaging in any business, investment or other activity of any kind, even if such business, investment or activity is competitive with the Company’s business.

4. Registered Office; Registered Agent. The address of the Company’s registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801, and the name of its initial registered agent at such address shall be The Corporation Trust Company. The Company’s registered agent or registered office may be changed as provided in the Act.

5. Commencement and Term. The term of the Company commenced on November 30, 2001 and shall continue until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement. Except as otherwise provided herein, the Company shall have perpetual existence.

6. Tax Classification; Requirement of Separate Books and Records and Segregation of Assets and Liabilities. The Member acknowledges that because the Company will have a single Member, pursuant to Treasury Regulations Section 301.7701-3, the Company shall be disregarded as an entity separate from its owner for federal income tax purposes until the effective date of any election it may make to change its classification for federal income tax purposes to that of a corporation by filing IRS Form 8832, Entity Classification Election or until the Company has more than one Member, in which case it would be treated as a partnership for federal income tax purposes (provided that the Company has not elected on Form 8832 to be treated as a corporation). In all events, however, the Company shall keep books and records separate from those of its sole Member and shall at all times segregate and account for all of its assets and liabilities separately from those of its sole Member.

7. Title to Assets; Transactions. The Company shall keep title to all of its assets in its own name and not in the name of its Member. The Company shall enter into and engage in all transactions in its own name and not in the name of its Member. In furtherance thereof, the Company shall evidence its execution of instruments as follows:

Nando Canada LLC, a Delaware limited liability company

By:

8. Capital Contributions. As of the date hereof, the Member has made capital contributions to the Company on the dates and equal to the amounts reflected in the books and records of the Company. The Member shall make additional capital contributions in such form and at such time as the Member shall determine in its sole and absolute discretion; provided, however, that any such additional capital contributions shall be evidenced in writing and recorded in the books and records of the Company.

9. Liability of the Member. The Member shall not be liable for any debts or losses of capital or profits of the Company or be required to contribute or lend funds to the Company.

10. Distributions. Subject only to (i) the laws of fraudulent conveyance of the State of Delaware and (ii) any and all other contractual restrictions agreed to by the Company or its Member in writing, the Manager shall have authority to cause the Company to distribute cash or property to the Member, in such amounts, at such times and as of such record dates as the Manager shall determine.

11. Management.

(a) Initial Manager; Term; Removal; Successors. The Company shall initially have one manager (the “Manager”), who shall be Christian Hendricks. Unless the Manager resigns or is removed, the Manager shall hold office until a successor is elected and qualified. The number of Managers of the Company shall be voted from time to time by approval of the Member. Any vacancy occurring for any reason in the number of Managers shall be filled by approval of the Member.

(b) Authority. The business and affairs of the Company shall be managed exclusively by the Manager. The Manager shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, which may be delegated to the Manager by the Members under the laws of the State of Delaware. The Manager is hereby designated as an authorized person, to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

12. Officers. The Manager may establish one or more officer positions for the Company, including a chairperson, president, vice president, secretary and chief financial officer. The officers shall exercise such powers and perform such duties as determined from time to time by the Manager.

13. Limitation of Liability; Indemnification. Notwithstanding any other provision to the contrary contained in this Agreement, neither the Member nor any Manager shall be liable, responsible, or accountable in damages or otherwise to the Company or to the Member or assignee of the Member for any loss, damage, cost, liability, or expense incurred by reason of or caused by any act or omission performed or omitted by such Member or Manager, whether alleged to be based upon or arising from errors in judgment, negligence, or breach of duty (including alleged breach of any duty of care or duty of loyalty or other fiduciary duty), except for (i) acts or omissions the Member or Manager knew at the time of the acts or omissions were clearly in conflict with the interest of the Company, or (ii) any transaction from which the Member or Manager derived an improper personal benefit, (iii) a willful breach of this Agreement, or (iv) gross negligence, recklessness, willful misconduct, or knowing violation of law. Without limiting the foregoing, neither the Member or Manager shall in any event be liable for (A) the failure to take any action not specifically required to be taken by the Member or Manager under the terms of this Agreement or (B) any mistake, misconduct, negligence, dishonesty or bad faith on the part of any employee or other agent of the Company appointed in good faith by the Manager.

14. Transfer of Interests. The Member may transfer its interest at such time, in such amount and pursuant to such terms, in whole or in part, as the Member shall in its sole discretion determine.

15. Dissolution Events. The Company shall dissolve only upon the first to occur of any of the following events: (a) approval of the sole Member to dissolve the Company; or (b) the entry of a decree of judicial dissolution under Act Section 18-802.

16. Winding Up. Upon dissolution of the Company the Manager shall wind up the Company’s affairs.

17. Liquidating Distributions. Following the dissolution of the Company, the assets of the Company shall be applied to satisfy claims of creditors and distributed to the Member in liquidation as provided in the Act by the persons charged with winding up the affairs of the Company.

18. Books and Records. The Company shall keep books and records at its principal place of business, which shall set forth an accurate account of all transactions of the Company and which shall enable the Company to comply with the requirement that it segregate and account for its assets and liabilities separately from those of the Member. The Company shall prepare financial statements at least annually, which shall include at least a balance sheet and income statement.

19. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Member, and the Member’s successors, transferees, and assigns.

20. Entire Agreement. This Agreement constitutes the entire agreement with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements.

21. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

22. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

23. Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of its managers, Members, and other owners.

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the Effective Date.

McClatchy Management Services, Inc.,
a Delaware corporation

By:	/s/ Karole Morgan-Prager
Name:	Karole Morgan-Prager
Title:	Secretary